Exhibit 99.1

July 17, 2009

Investors May Contact:

Kevin Stitt, Bank of America, 1.704.386.5667

Lee McEntire, Bank of America, 1.704.388.6780

Grace Yoon, Bank of America, 1.212.449.7323

Reporters May Contact:

Scott Silvestri, Bank of America, 1.980.388.9921

scott.silvestri@bankofamerica.com

Bank of America Earns $3.2 Billion in Second Quarter

Strong Pretax, Pre-provision Income of $16 Billion

Another Good Quarter in Capital Markets and Home Loans

Enhanced Capital Strength, Tier 1 Capital Ratio at 11.93 Percent

Extends More Than $211 Billion in Credit in the Second Quarter

Adds $4.7 Billion to Credit Loss Reserves

CHARLOTTE — Bank of America Corporation today reported second-quarter 2009 net income of $3.2 billion. After deducting preferred dividends of $805 million, including $713 million paid to the U.S. government, diluted earnings per share were $0.33.

Those results compared with net income of $3.4 billion, or diluted earnings per share of $0.72 during the year-ago period.

For the first half of 2009, Bank of America earned $7.5 billion, or $0.75 per share.

Results were driven by continued strong revenue performance in the wholesale capital markets businesses as well as in home loans complemented by the previously announced gains on the sale of China Construction Bank (CCB) shares and the sale of the company’s merchant processing business to a joint venture. These positives were somewhat offset by continuing high credit costs, including additions to the reserve for loan and lease losses, as well as significant negative credit valuation adjustments on certain liabilities including the Merrill Lynch structured notes and the impact of a special Federal Deposit Insurance Corp. (FDIC) assessment.

Bank of America finished the second quarter with its strongest capital position in recent memory, with a Tier 1 Capital ratio of 11.93 percent as well as a leading liquidity position among global banks.

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“Having positive net income in an extremely challenging environment speaks to the diversity and strength of our business model as well as the extraordinary effort put forth by all of our associates,” said Kenneth D. Lewis, chief executive officer and president. “Our goals during this difficult time have been to enhance the strength of our balance sheet and capital position and to continue to improve our earning power while dealing with the credit issues facing our industry due to the recession.

“Difficult challenges lie ahead from continued weakness in the global economy, rising unemployment and deteriorating credit quality that will affect our performance for the rest of the year and into 2010,” Lewis said. “However, we are convinced that Bank of America will weather the storm and emerge as an acknowledged leader in financial services in the United States and around the world.”

“Most importantly, we continue to serve our customers and clients around the world every day, helping them with their accounts, meeting their financial needs and adding new business,” Lewis added.

Second Quarter 2009 Business Highlights

•

Bank of America increased its Tier 1 common capital by nearly $40 billion through multiple actions during the quarter that included issuing shares of common stock, exchanging certain non-government preferred stock for common stock and asset sales.

•

Bank of America Merrill Lynch ranked No. 1 in high-yield debt and leveraged loans based on volume, and the firm was No. 2 and No. 3, respectively, in U.S. and global investment banking fees for the first half of 2009, according to second quarter league tables.

•	Sales and trading revenue, excluding credit valuation adjustments on derivative liabilities and market disruption charges, rose to a record $6.7 billion.

•

During the quarter, Bank of America announced the sale of its merchant processing business to a joint venture, which included First Data Corp. The transaction is expected to deliver next-generation payments solutions to merchants.

•

Bank of America funded $110.6 billion in first mortgages, helping nearly 500,000 people either purchase a home or refinance their existing mortgage, including $24.3 billion in mortgages made to 154,000 low- and moderate-income borrowers. Approximately 29 percent of first mortgages were for purchases.

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•

Credit extended during the quarter, including commercial renewals of $55 billion, was more than $211 billion compared with $183 billion in the first quarter. New credit included $111 billion in mortgages, $78 billion in commercial non-real estate, approximately $9 billion in commercial real estate, $4 billion in domestic and small business card, $4 billion in home equity products and more than $5 billion in other consumer credit.[1]

•	During the second quarter, Small Business Banking extended more than $580 million in new credit comprised of credit cards, loans and lines of credit to more than 35,000 customers.

•

To help homeowners avoid foreclosure, Bank of America has provided rate relief or agreed to modifications with approximately 150,000 customers for the first six months of 2009, compared with more than 230,000 for all of 2008 for Bank of America and Countrywide. In addition, approximately 80,000 Bank of America customers are already in a trial period modification or were in the process of responding to an offer under the Making Home Affordable program through mid July.

•

Average retail deposits in the quarter increased $136.3 billion, or 26 percent, from a year earlier, including $104.3 billion in balances from Merrill Lynch and Countrywide. Excluding Countrywide and Merrill Lynch, Bank of America grew retail deposits $32.0 billion, or 6 percent, from the year-ago quarter.

Transition Update

The Merrill Lynch integration is on track and meeting expected goals. The company in 2009 expects to achieve in excess of 40 percent of the previously announced goal of approximately $7 billion in cost savings, ahead of the original goal of 25 percent for the year.

Since June 1, approximately 6,500 affluent banking-only clients in Bank of America have been referred to Merrill Lynch financial advisors. Of that group, approximately 1,400 now have added an investment relationship with the company. Merrill Lynch financial advisors referred more than 1,100 clients to the commercial bank of Bank of America.

The Countrywide transition and related cost savings are on track.

The new Bank of America Home Loans and Insurance brand was introduced to consumers during the quarter as part of the transition.

1 Preliminary data as of July 17, 2009

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Second Quarter 2009 Financial Summary

Revenue and Expense

Revenue net of interest expense on a fully taxable-equivalent basis rose 60 percent to $33.1 billion compared with $20.7 billion a year ago.

Net interest income on a fully taxable-equivalent basis rose 9 percent to $11.9 billion from $10.9 billion in the second quarter of 2008 due to an improved rate environment and the addition of Countrywide and Merrill Lynch. These improvements were partially offset by a shift in loan mix and the sale of securities. Net interest yield narrowed 28 basis points to 2.64 percent due to the addition of lower yielding assets from Countrywide and Merrill Lynch, sales of securities, and a shift in loan mix, partially offset by the favorable rate environment.

Noninterest income rose to $21.1 billion from $9.8 billion a year earlier. Higher mortgage banking income, trading account profits and investment and brokerage services income reflected the addition of Merrill Lynch and Countrywide. Additionally, the increase was driven by a $5.3 billion pretax gain on the sale of CCB shares. Bank of America continues to own approximately 11 percent of the common shares of CCB. Noninterest income in the period also included a $3.8 billion pretax gain from the completed sale of the merchant processing business to a joint venture. These increases were partially offset by $3.6 billion in losses related to mark-to-market adjustments on the Merrill Lynch structured notes as a result of narrowing credit spreads during the quarter. Card income declined due to higher credit losses on securitized credit card loans and lower fee income.

Noninterest expense increased to $17.0 billion from $9.7 billion a year earlier. This reflects higher personnel and general operating expenses, driven in part by the Merrill Lynch and Countrywide acquisitions and the FDIC special assessment. Pretax merger and restructuring charges rose to $829 million from $212 million a year earlier.

The efficiency ratio on a fully taxable-equivalent basis was 51.44 percent compared with 46.60 percent a year earlier.

Pretax, pre-provision income on a fully-taxable equivalent basis was $16.1 billion compared with $11.1 billion a year earlier.

Credit Quality

Credit quality deteriorated further as the economic environment weakened. Consumers remained under significant stress as unemployment and underemployment increased and individuals spent longer periods without work. These conditions led to higher losses in almost all consumer portfolios compared with the prior quarter.

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Declining home values and reduced spending by consumers and businesses negatively impacted the commercial portfolios resulting in broad-based increases in criticized and nonperforming loans. Commercial loan losses rose from the prior quarter as commercial domestic and small business portfolios were impacted in sectors dependent on discretionary consumer spending. Losses in the commercial real estate portfolio also increased.

The provision for credit losses was $13.4 billion, flat with the first quarter. Credit losses were higher than the prior quarter and reserves, which were increased by $4.7 billion, were added across most consumer portfolios and the commercial portfolio reflecting the impact of the weak economy. Nonperforming assets were $31.0 billion compared with $25.6 billion at March 31, 2009, reflecting the continued deterioration in economic conditions. The 2009 coverage ratios and amounts shown in the following table include Merrill Lynch.

Credit Quality

(Dollars in millions)

	Q2 2009	Q1 2009	Q2 2008
Provision for credit losses	$13,375	$13,380	$5,830
Net Charge-offs	8,701	6,942	3,619
Net Charge-off ratios [1]	3.64%	2.85%	1.67%
Total managed net losses	$11,684	$9,124	$5,262
Total managed net loss ratio [1]	4.42%	3.40%	2.16%

	At 6/30/09	At 3/31/09	At 6/30/08
Nonperforming assets	$30,982	$25,632	$9,749
Nonperforming assets ratio [2]	3.31%	2.64%	1.13%
Allowance for loan and lease losses	$33,785	$29,048	$17,130
Allowance for loan and lease losses ratio [3]	3.61%	3.00%	1.98%

[1]	Net charge-off/loss ratios are calculated as annualized held net charge-offs or managed net losses divided by average outstanding held or managed loans and leases during the period.
[2]	Nonperforming assets ratios are calculated as nonperforming assets divided by outstanding loans, leases and foreclosed properties at the end of the period.
[3]	Allowance for loan and lease losses ratios are calculated as allowance for loan and leases losses divided by loans and leases outstanding at the end of the period.

Note: Ratios do not include loans measured at fair value in accordance with SFAS 159.

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Capital Management

Total shareholders’ equity was $255.2 billion at June 30. Period-end assets were $2.3 trillion. The Tier 1 Capital ratio was 11.93 percent, up from 10.09 percent at March 31, 2009 and from 8.25 percent a year ago. The Tier 1 Common Ratio was 6.90 percent, compared with 4.49 percent at March 31, 2009 and 4.78 percent at June 30, 2008. The Tangible Common Equity ratio was 4.67 percent, up from 3.13 percent at March 31, 2009 and 3.24 percent a year earlier. Tangible book value per share of common stock was $11.66, compared with $10.88 at March 31, 2009 and $11.87 a year earlier.

During the quarter the bank increased its Tier 1 common capital by nearly $40 billion, easily exceeding the $33.9 billion Supervisory Capital Assessment Program (SCAP) buffer set by the Federal Reserve in May. Actions contributing toward that goal during the quarter included: issuing shares of common stock; exchanging certain non-government preferred stock for common stock; the sale of a portion of shares in CCB; and the sale of the company’s merchant processing business to a joint venture.

During the quarter, Bank of America issued 1.25 billion, or $13.5 billion of common shares. Bank of America exchanged the equivalent of $14.8 billion of non-government preferred shares for approximately 1 billion shares of common stock through private exchanges and a tender offer. A cash dividend of $0.01 per common share was paid. The company recorded $1.4 billion in preferred dividends, partially offset by $576 million related to the exchange of preferred stock in the calculation of net income available to common shareholders. Period-end common shares issued and outstanding were 8.65 billion for the second quarter of 2009, 6.40 billion for the first quarter of 2009 and 4.45 billion for the year-ago quarter.

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Second Quarter 2009 Business Segment Results

Deposits

(Dollars in millions)

	Q2 2009	Q2 2008
Total revenue, net of interest expense [1]	$ 3,495	$ 4,400
Provision for credit losses	96	89
Noninterest expense	2,649	2,324

Net income	505	1,238
Efficiency ratio [1]	75.80%	52.82%
Return on average equity	8.58	20.30
Deposits [2]	$417,114	$337,253

	At 6/30/09	At 6/30/08
Period ending deposits	$423,192	$336,136

[1]	Fully taxable-equivalent basis
[2]	Balances averaged for period

Deposits net income fell 59 percent from a year ago on lower revenue and higher noninterest expense. Revenue declined as a result of lower residual net interest income allocation related to asset and liability management activities and spread compression due to declining interest rates. Noninterest expense rose mainly from the FDIC special assessment.

Average customer deposits rose 24 percent, or $79.9 billion, from a year earlier on strong organic growth, the transfer of client deposits from Global Wealth and Investment Management and the acquisition of Countrywide.

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Global Card Services

(Dollars in millions)

	Q2 2009	Q2 2008
Total managed revenue, net of interest expense [1,2]	$ 7,337	$ 7,500
Provision for credit losses [3]	7,741	4,259
Noninterest expense	1,976	2,375

Net income (loss)	(1,618)	582
Efficiency ratio [2]	26.93%	31.67%
Return on average equity	n/m	6.01
Managed loans [4]	$220,365	$238,918

	At 6/30/09	At 6/30/08
Period ending loans	$215,904	$240,617

[1]

Managed basis. Managed basis assumes that credit card loans that have been securitized were not sold and presents earnings on these loans in a manner similar to the way loans that have not been sold (i.e., held loans) are presented. For more information and detailed reconciliation, please refer to the data pages supplied with this press release.

[2]	Fully taxable-equivalent basis
[3]	Represents provision for credit losses on held loans combined with realized credit losses associated with the securitized credit card loan portfolio
[4]	Balances averaged for period

n/m = not meaningful

Global Card Services swung to a net loss of $1.6 billion as credit costs rose in the weakening economies in the U.S., Europe and Canada. Managed net revenue declined 2 percent to $7.3 billion mainly due to lower fee income partially offset by higher net interest income, as lower funding costs outpaced the decline in average managed loans.

Provision expense increased to $7.7 billion from a year earlier as the consumer card and consumer lending portfolios deteriorated due to the economic conditions and a rising level of bankruptcies. Also contributing were reserve additions related to maturing securitizations.

Noninterest expense fell 17 percent on lower operating and marketing costs.

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Home Loans and Insurance

(Dollars in millions)

	Q2 2009	Q2 2008
Total revenue, net of interest expense [1]	$ 4,461	$ 1,261
Provision for credit losses	2,726	2,034
Noninterest expense	2,829	732

Net income (loss)	(725)	(948)
Efficiency ratio [1]	63.41%	58.02%
Return on average equity	n/m	n/m
Loans [2]	$131,509	$91,199

	At 6/30/09	At 6/30/08
Period ending loans	$131,120	$92,064

[1]	Fully taxable-equivalent basis
[2]	Balances averaged for period

n/m = not meaningful

The net loss in Home Loans and Insurance narrowed as higher revenue was mostly offset by increased credit costs and noninterest expense. Net revenue rose mainly due to the acquisition of Countrywide and higher mortgage banking income as lower interest rates spurred an increase in refinance activity.

The provision for credit losses increased to $2.7 billion driven by economic weakness and falling home prices.

Noninterest expense increased to $2.8 billion mostly due to the acquisition of Countrywide.

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Global Banking

(Dollars in millions)

	Q2 2009	Q2 2008
Total revenue, net of interest expense [1]	$8,658	$4,455
Provision for credit losses	2,584	400
Noninterest expense	2,232	1,747

Net income	2,487	1,433
Efficiency ratio [1]	25.78%	39.24%
Return on average equity	16.50	11.85
Loans and leases [2]	$323,217	$315,282
Deposits [2]	199,879	169,738

[1]	Fully taxable-equivalent basis
[2]	Balances averaged for period

Global Banking net income rose to $2.5 billion, benefitting from a $3.8 billion pretax gain generated by the sale of the company’s merchant processing business to a joint venture, the addition of Merrill Lynch and strong deposit growth. Higher revenue was partially offset by the challenging credit environment and the FDIC special assessment.

The provision for credit losses increased to $2.6 billion, driven by loan loss reserve increases and higher losses within the commercial domestic portfolio, which were across a broad range of borrowers and industries. Also contributing to the increase were higher losses and reserve additions in the commercial real estate portfolio for deterioration across various property types.

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Corporate Banking and Investment Banking revenue rose 28 percent to $2.0 billion as a result of the Merrill Lynch acquisition, strong fee growth from debt and equity capital markets, higher deposits and a change in deposit mix. These increases were more than offset by higher credit costs and the FDIC special assessment.

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Commercial Banking revenue, excluding the $3.8 billion pretax gain associated with the sale of the merchant processing business to a joint venture, was $2.9 billion as credit and deposit net interest margins improved, offset by lower residual net interest income. Net income was negatively impacted by higher credit costs and the FDIC special assessment.

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Note: Total investment banking income, including self-led deals, in the quarter of $1.7 billion is shared primarily between Global Banking and Global Markets based on an internal fee-sharing arrangement between the two segments. Debt and Equity issuance income led to an increase from the year-ago quarter, while advisory fees increased 83 percent, reflecting the larger investment banking platform from the Merrill Lynch acquisition.

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Global Markets

(Dollars in millions)

	Q2 2009	Q2 2008
Total revenue, net of interest expense [1]	$4,452	$1,378
Provision for credit losses	(1)	(38)
Noninterest expense	2,559	951

Net income	1,377	298
Efficiency ratio [1]	57.46%	69.04%
Return on average equity	17.81	9.90
Trading-related assets [2]	$503,688	$332,748

[1]	Fully taxable-equivalent basis
[2]	Balances averaged for period

Global Markets net income increased $1.1 billion. The increase was driven by the addition of Merrill Lynch and lower market disruption related charges of $900 million – a portion of the $1.3 billion total for the company. Net revenue was strong during the period, excluding the credit valuation adjustment on derivative liabilities and market disruption charges, surpassing record first quarter 2009 revenue. Noninterest expense was higher as a result of the addition of Merrill Lynch.

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Fixed Income, Currency and Commodities revenue of $3.2 billion was driven by a more than fourfold increase in sales and trading revenue and by investment banking revenue that nearly doubled. Sales and trading was positively impacted by the addition of Merrill Lynch and an increase in liquidity in certain credit markets. Investment banking fees were positively impacted from the combination of the legacy Merrill Lynch and Bank of America debt issuance capabilities and the opening up of credit issuance markets.

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Equities revenue of $1.3 billion was driven by the addition of Merrill Lynch and the ability to take advantage of the increase in equity flows during the quarter, which resulted in higher commission revenue and a fivefold increase in equity issuance revenue, partially offset by lower market volatility.

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Global Wealth and Investment Management

(Dollars in millions)

	Q2 2009	Q2 2008
Total revenue, net of interest expense [1]	$ 4,196	$ 2,295
Provision for credit losses	238	119
Noninterest expense	3,304	1,244

Net income	441	581
Efficiency ratio [1]	78.74%	54.21%
Return on average equity	9.45	19.84
Loans [2]	$101,748	$ 87,574
Deposits [2]	214,111	157,113
(in billions)	At 6/30/09	At 6/30/08
Assets under management	$ 705.2	$ 589.4
Total client assets [3]	$ 1,824.3	$ 867.4

[1]	Fully taxable-equivalent basis
[2]	Balances averaged for period
[3]	Client assets are defined as assets under management, client brokerage assets and other assets in custody

Global Wealth and Investment Management net income fell 24 percent due to lower residual net interest income, lower equity market levels, higher credit costs and the transfer of certain client balances to the Deposits and the Home Loans and Insurance segments, partially offset by the addition of Merrill Lynch.

Net revenue increased to $4.2 billion as investment and brokerage service income rose and net interest income increased 12 percent due to the addition of Merrill Lynch.

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Merrill Lynch Global Wealth Management net income declined 15 percent to $283 million from a year earlier as the addition of Merrill Lynch was more than offset by the impact of the significant transfer of client balances during the quarter to the Deposits and the Home Loans and Insurance segments and lower net interest income. Net revenue increased to $3.0 billion from $1.1 billion a year ago as investment and brokerage income rose mainly from the addition of Merrill Lynch.

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U.S. Trust, Bank of America Private Wealth Management net income fell 65 percent to $67 million as net revenue declined and credit costs rose. Net revenue fell 13 percent to $674 million driven by reduced residual net interest income and the effect of lower equity market levels.

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Columbia Management net income nearly doubled to $72 million from a year earlier on lower support for certain cash funds and reduced expenses. The increase was partially offset by lower investment and brokerage revenue which was mainly impacted by lower equity market levels.

All Other 1, 2

(Dollars in millions)

	Q2 2009	Q2 2008
Total revenue, net of interest expense [3]	$ 487	$ (563)
Provision for credit losses	(9)	(1,033)
Noninterest expense	1,471	286

Net income	757	226
Loans and leases [4]	$159,142	$117,504

[1]

All Other consists primarily of equity investments, the residential mortgage portfolio associated with asset and liability management (ALM) activities, the residual impact of the cost allocation process, merger and restructuring charges, intersegment eliminations, fair value adjustments related to certain Merrill Lynch structured notes and the results of certain consumer finance, investment management and commercial lending businesses that are being liquidated. All Other also includes the offsetting securitization impact to present Global Card Services on a managed basis. For more information and detailed reconciliation, please refer to the data pages supplied with this press release.

[2]	Effective January 1, 2009, All Other includes the results of First Republic Bank, which was acquired as part of the Merrill Lynch acquisition.
[3]	Fully taxable-equivalent basis
[4]	Balances averaged for period

All Other net income increased to $757 million. Higher equity investment income related to the gain on the sale of CCB shares and increased gains on the sale of debt securities were partially offset by fair value adjustments related to certain Merrill Lynch structured notes and other-than-temporary-impairment charges related to non-agency collateralized mortgage obligations. The provision for credit losses rose primarily due to continued deterioration in the residential mortgage portfolio. Noninterest expense increased mostly on merger and restructuring charges related to the Merrill Lynch acquisition.

Note: Chief Executive Officer and President Kenneth D. Lewis and Chief Financial Officer Joe L. Price will discuss second quarter 2009 results in a conference call at 9:30 a.m. EDT today. The presentation and supporting materials can be accessed on the Bank of America Investor Relations Web site at http://investor.bankofamerica.com. For a listen-only connection to the conference call, dial 1.877.200.4456 (U.S.) or 1.785.424.1732 (international) and the conference ID: 79795.

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Bank of America

Bank of America is one of the world’s largest financial institutions, serving individual consumers, small- and middle-market businesses and large corporations with a full range of banking, investing, asset management and other financial and risk-management products and services. The company provides unmatched convenience in the United States, serving approximately 53 million consumer and small business relationships with more than 6,100 retail banking offices, nearly 18,500 ATMs and award-winning online banking with 29 million active users. Bank of America is among the world’s leading wealth management companies and is a global leader in corporate and investment banking and trading across a broad range of asset classes serving corporations, governments, institutions and individuals around the world. Bank of America offers industry-leading support to more than 4 million small business owners through a suite of innovative, easy-to-use online products and services. The company serves clients in more than 150 countries. Bank of America Corporation stock (NYSE: BAC) is a component of the Dow Jones Industrial Average and is listed on the New York Stock Exchange.

Forward-Looking Statements

Bank of America and its management may make certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation reform Act of 1995. These statements are not historical facts, but instead represent Bank of America’s current expectations, plans or forecasts of its future earnings, integration of acquisitions and related cost savings, mortgage originations and market share, credit losses, credit reserves and charge-offs, consumer credit card net loss ratios, mortgage delinquencies, core net interest income margin and other similar matters. These statements are not guarantees of future results or performance and involve certain risks, uncertainties and assumptions that are difficult to predict and are often beyond Bank of America’s control. Actual outcomes and results may differ materially from those expressed in, or implied by, any of these forward-looking statements.

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You should not place undue reliance on any forward-looking statement and should consider all of the following uncertainties and risks, as well as those more fully discussed under Item 1A. “Risk Factors” of Bank of America’s 2008 Annual Report on Form 10-K and in any of Bank of America’s subsequent SEC filings: negative economic conditions that adversely affect the general economy, housing prices, the job market, consumer confidence and spending habits; the level and volatility of the capital markets, interest rates, currency values and other market indices; changes in consumer, investor and counterparty confidence in, and the related impact on, financial markets and institutions; Bank of America’s credit ratings and the credit ratings of its securitizations; estimates of fair value of certain Bank of America assets and liabilities; legislative and regulatory actions in the United States and internationally; the impact of litigation and regulatory investigations, including costs, expenses, settlements and judgments; various monetary and fiscal policies and regulations of the U.S. and non-U.S. governments; changes in accounting standards, rules and interpretations and the impact on Bank of America’s financial statements; increased globalization of the financial services industry and competition with other U.S. and international financial institutions; Bank of America’s ability to attract new employees and retain and motivate existing employees; mergers and acquisitions and their integration into Bank of America; Bank of America’s reputation; and decisions to downsize, sell or close units or otherwise change the business mix of Bank of America. Forward-looking statements speak only as of the date they are made, and Bank of America undertakes no obligation to update any forward-looking statement to reflect the impact of circumstances or events that arise after the date the forward-looking statement was made.

Columbia Management Group, LLC (“Columbia Management”) is the primary investment management division of Bank of America Corporation. Columbia Management entities furnish investment management services and products for institutional and individual investors. Columbia Funds and Excelsior Funds are distributed by Columbia Management Distributors, Inc., member FINRA and SIPC. Columbia Management Distributors, Inc. is part of Columbia Management and an affiliate of Bank of America Corporation.

Investors should carefully consider the investment objectives, risks, charges and expenses of any Columbia Fund or Excelsior Fund before investing. Contact your Columbia Management representative for a prospectus, which contains this and other important information about the fund. Read it carefully before investing.

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Bank of America Merrill Lynch is the marketing name for the global banking and global markets businesses of Bank of America Corporation. Lending, derivatives, and other commercial banking activities are performed by banking affiliates of Bank of America Corporation, including Bank of America, N.A., member FDIC. Securities, financial advisory, and other investment banking activities are performed by investment banking affiliates of Bank of America Corporation (“Investment Banking Affiliates”), including Banc of America Securities LLC, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, which are both registered broker-dealers and members of FINRA and SIPC. Investment products offered by Investment Banking Affiliates: Are Not FDIC Insured * May Lose Value * Are Not Bank Guaranteed. Bank of America Corporation’s broker-dealers are not banks and are separate legal entities from their bank affiliates. The obligations of the broker-dealers are not obligations of their bank or thrift affiliates (unless explicitly stated otherwise), and these bank affiliates are not responsible for securities sold, offered or recommended by the broker-dealers. The foregoing also applies to our other non-bank, non-thrift affiliates.

www.bankofamerica.com

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Bank of America Corporation and Subsidiaries

Selected Financial Data

(Dollars in millions, except per share data; shares in thousands)

Summary Income Statement	Three Months Ended June 30		Six Months Ended June 30
	2009	2008	2009	2008
Net interest income	$11,630	$10,621	$24,127	$20,612
Total noninterest income	21,144	9,789	44,405	16,869

Total revenue, net of interest expense	32,774	20,410	68,532	37,481
Provision for credit losses	13,375	5,830	26,755	11,840
Noninterest expense, before merger and restructuring charges	16,191	9,447	32,428	18,540
Merger and restructuring charges	829	212	1,594	382

Income before income taxes	2,379	4,921	7,755	6,719
Income tax expense (benefit)	(845)	1,511	284	2,099

Net income	$3,224	$3,410	$7,471	$4,620

Preferred stock dividends	805	186	2,238	376

Net income available to common shareholders	$2,419	$3,224	$5,233	$4,244

Earnings per common share	$0.33	$0.72	$0.75	$0.95
Diluted earnings per common share	0.33	0.72	0.75	0.95

Summary Average Balance Sheet	Three Months Ended June 30		Six Months Ended June 30
	2009	2008	2009	2008
Total loans and leases	$966,105	$878,639	$980,035	$877,150
Debt securities	255,159	235,369	270,618	227,373
Total earning assets	1,811,981	1,500,234	1,861,954	1,505,265
Total assets	2,420,317	1,754,613	2,469,452	1,759,770
Total deposits	974,892	786,002	969,516	786,813
Shareholders’ equity	242,867	161,428	235,855	158,078
Common shareholders’ equity	173,497	140,243	167,153	140,849

Performance Ratios	Three Months Ended June 30		Six Months Ended June 30
	2009	2008	2009	2008
Return on average assets	0.53%	0.78%	0.61%	0.53%
Return on average common shareholders’ equity	5.59	9.25	6.31	6.06

Credit Quality	Three Months Ended June 30		Six Months Ended June 30
	2009	2008	2009	2008
Total net charge-offs	$8,701	$3,619	$15,643	$6,334
Annualized net charge-offs as a % of average loans and leases outstanding (1)	3.64%	1.67%	3.24%	1.46%
Provision for credit losses	$13,375	$5,830	$26,755	$11,840
Total consumer credit card managed net losses	5,047	2,751	8,841	5,123
Total consumer credit card managed net losses as a % of average managed credit card receivables	11.73%	5.96%	10.16%	5.58%

	June 30
	2009	2008
Total nonperforming assets	$30,982	$9,749
Nonperforming assets as a % of total loans, leases and foreclosed properties (1)	3.31%	1.13%
Allowance for loan and lease losses	$33,785	$17,130
Allowance for loan and lease losses as a % of total loans and leases outstanding (1)	3.61%	1.98%

Capital Management	June 30
	2009	2008
Risk-based capital ratios:
Tier 1	11.93%	8.25%
Tier 1 common	6.90	4.78
Total	15.99	12.60
Tangible equity ratio (2)	7.39	4.72
Tangible common equity ratio (3)	4.67	3.24
Period-end common shares issued and outstanding	8,651,459	4,452,947

	Three Months Ended June 30		Six Months Ended June 30
	2009	2008	2009	2008
Shares issued (4)	2,250,509	137	3,634,024	15,062
Average common shares issued and outstanding	7,241,515	4,435,719	6,808,262	4,431,870
Average diluted common shares issued and outstanding	7,269,518	4,444,098	6,836,972	4,445,428
Dividends paid per common share	$0.01	$0.64	$0.02	$1.28

Summary End of Period Balance Sheet	June 30
	2009	2008
Total loans and leases	$942,248	$870,464
Total debt securities	267,238	249,859
Total earning assets	1,721,618	1,458,796
Total assets	2,254,394	1,716,875
Total deposits	970,742	784,764
Total shareholders’ equity	255,152	162,691
Common shareholders’ equity	196,492	138,540
Book value per share of common stock	$22.71	$31.11

(1)	Ratios do not include loans measured at fair value in accordance with SFAS 159 at and for the three and six months ended June 30, 2009 and 2008.
(2)	Tangible equity ratio equals shareholders’ equity less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities divided by total assets less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities.
(3)	Tangible common equity ratio equals common shareholders’ equity less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities divided by total assets less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities.
(4)	2009 amounts include approximately 1.375 billion shares issued in the Merrill Lynch acquisition.

Certain prior period amounts have been reclassified to conform to current period presentation.

Information for periods beginning July 1, 2008 include the Countrywide acquisition. Information for the period beginning January 1, 2009 includes the

Merrill Lynch acquisition. Prior periods have not been restated.

This information is preliminary and based on company data available at the time of the presentation.

Bank of America Corporation and Subsidiaries

Business Segment Results

(Dollars in millions)

For the three months ended June 30

	Deposits		Global Card Services (1, 2)		Home Loans & Insurance
	2009	2008	2009	2008	2009	2008
Total revenue, net of interest expense (3)	$3,495	$4,400	$7,337	$7,500	$4,461	$1,261
Provision for credit losses	96	89	7,741	4,259	2,726	2,034
Noninterest expense	2,649	2,324	1,976	2,375	2,829	732
Net income (loss)	505	1,238	(1,618)	582	(725)	(948)

Efficiency ratio (3)	75.80%	52.82%	26.93%	31.67%	63.41%	58.02%
Return on average equity	8.58	20.30	n/m	6.01	n/m	n/m
Average - total loans and leases	n/m	n/m	$220,365	$238,918	$131,509	$91,199
Average - total deposits	$417,114	$337,253	n/m	n/m	n/m	n/m

	Global Banking		Global Markets		Global Wealth & Investment Management
	2009	2008	2009	2008	2009	2008
Total revenue, net of interest expense (3)	$8,658	$4,455	$4,452	$1,378	$4,196	$2,295
Provision for credit losses	2,584	400	(1)	(38)	238	119
Noninterest expense	2,232	1,747	2,559	951	3,304	1,244
Net income	2,487	1,433	1,377	298	441	581

Efficiency ratio (3)	25.78%	39.24%	57.46%	69.04%	78.74%	54.21%
Return on average equity	16.50	11.85	17.81	9.90	9.45	19.84
Average - total loans and leases	$323,217	$315,282	n/m	n/m	$101,748	$87,574
Average - total deposits	199,879	169,738	n/m	n/m	214,111	157,113

	All Other (1, 4)
	2009	2008
Total revenue, net of interest expense (3)	$487	$(563)
Provision for credit losses	(9)	(1,033)
Noninterest expense	1,471	286
Net income	757	226

Average - total loans and leases	$159,142	$117,504
Average - total deposits	108,079	96,998

(1)	Global Card Services is presented on a managed basis with a corresponding offset recorded in All Other.
(2)	Provision for credit losses represents provision for credit losses on held loans combined with realized credit losses associated with the securitized loan portfolio.
(3)	Fully taxable-equivalent (FTE) basis. FTE basis is a performance measure used by management in operating the business that management believes provides investors with a more accurate picture of the interest margin for comparative purposes.
(4)	Provision for credit losses represents provision for credit losses in All Other combined with the Global Card Services securitization offset.

n/m = not meaningful

Certain prior period amounts have been reclassified to conform to current period presentation.

Information for periods beginning July 1, 2008 include the Countrywide acquisition. Information for the period beginning January 1, 2009 includes the

Merrill Lynch acquisition. Prior periods have not been restated.

This information is preliminary and based on company data available at the time of the presentation.

Bank of America Corporation and Subsidiaries

Business Segment Results

(Dollars in millions)

For the six months ended June 30

	Deposits		Global Card Services (1, 2)		Home Loans & Insurance
	2009	2008	2009	2008	2009	2008
Total revenue, net of interest expense (3)	$6,907	$8,488	$14,846	$15,430	$9,684	$2,584
Provision for credit losses	187	195	16,182	8,711	6,098	3,846
Noninterest expense	5,008	4,516	4,053	4,572	5,479	1,470
Net income (loss)	1,106	2,363	(3,494)	1,401	(1,223)	(1,721)

Efficiency ratio (3)	72.50%	53.21%	27.30%	29.63%	56.58%	56.91%
Return on average equity	9.47	19.31	n/m	7.28	n/m	n/m
Average - total loans and leases	n/m	n/m	$224,391	$236,738	$129,110	$89,218
Average - total deposits	$397,454	$338,358	n/m	n/m	n/m	n/m

	Global Banking		Global Markets		Global Wealth & Investment Management
	2009	2008	2009	2008	2009	2008
Total revenue, net of interest expense (3)	$13,298	$8,354	$11,351	$537	$8,559	$4,237
Provision for credit losses	4,432	926	50	(39)	492	362
Noninterest expense	4,747	3,494	5,615	1,680	6,594	2,555
Net income (loss)	2,659	2,456	3,812	(691)	951	825

Efficiency ratio (3)	35.70%	41.82%	49.46%	n/m	77.04%	60.31%
Return on average equity	9.17	10.27	26.38	n/m	10.70	14.21
Average - total loans and leases	$327,074	$310,603	n/m	n/m	$106,117	$86,609
Average - total deposits	197,981	165,232	n/m	n/m	231,853	152,808

	All Other (1, 4)
	2009	2008
Total revenue, net of interest expense (3)	$4,521	$(1,533)
Provision for credit losses	(686)	(2,161)
Noninterest expense	2,526	635
Net income (loss)	3,660	(13)

Average - total loans and leases	$163,770	$125,695
Average - total deposits	108,757	105,109

(1)	Global Card Services is presented on a managed basis with a corresponding offset recorded in All Other.
(2)	Provision for credit losses represents provision for credit losses on held loans combined with realized credit losses associated with the securitized loan portfolio.
(3)	Fully taxable-equivalent (FTE) basis. FTE basis is a performance measure used by management in operating the business that management believes provides investors with a more accurate picture of the interest margin for comparative purposes.
(4)	Provision for credit losses represents provision for credit losses in All Other combined with the Global Card Services securitization offset.

n/m = not meaningful

Certain prior period amounts have been reclassified to conform to current period presentation.

Information for periods beginning July 1, 2008 include the Countrywide acquisition. Information for the period beginning January 1, 2009 includes the

Merrill Lynch acquisition. Prior periods have not been restated.

This information is preliminary and based on company data available at the time of the presentation.

Bank of America Corporation and Subsidiaries

Supplemental Financial Data

(Dollars in millions)

Fully taxable-equivalent basis data	Three Months Ended June 30		Six Months Ended June 30
	2009	2008	2009	2008
Net interest income	$11,942	$10,937	$24,761	$21,228
Total revenue, net of interest expense	33,086	20,726	69,166	38,097
Net interest yield	2.64%	2.92%	2.67%	2.83%
Efficiency ratio	51.44	46.60	49.19	49.67

Other Data	June 30
	2009	2008
Full-time equivalent employees	282,408	206,587
Number of banking centers - domestic	6,109	6,131
Number of branded ATMs - domestic	18,426	18,531

Certain prior period amounts have been reclassified to conform to current period presentation.

Information for periods beginning July 1, 2008 include the Countrywide acquisition. Information for the period beginning January 1, 2009 includes the

Merrill Lynch acquisition. Prior periods have not been restated.

This information is preliminary and based on company data available at the time of the presentation.

Bank of America Corporation and Subsidiaries

Reconciliation - Managed to GAAP

(Dollars in millions)

The Corporation reports Global Card Services on a managed basis. Reporting on a managed basis is consistent with the way that management evaluates the results of Global Card Services. Managed basis assumes that securitized loans were not sold and presents earnings on these loans in a manner similar to the way loans that have not been sold (i.e., held loans) are presented.

Loan securitization is an alternative funding process that is used by the Corporation to diversify funding sources.

Loan securitization removes loans from the Consolidated Balance Sheet through the sale of loans to an off-balance sheet qualified special purpose entity which is excluded from the Corporation’s Consolidated Financial Statements in accordance with accounting principles generally accepted in the United States (GAAP).

The performance of the managed portfolio is important in understanding Global Card Services’ results as it demonstrates the results of the entire portfolio serviced by the business. Securitized loans continue to be serviced by the business and are subject to the same underwriting standards and ongoing monitoring as held loans. In addition, retained excess servicing income is exposed to similar credit risk and repricing of interest rates as held loans. Global Card Services’ managed income statement line items differ from a held basis reported as follows:

•

Managed net interest income includes Global Card Services’ net interest income on held loans and interest income on the securitized loans less the internal funds transfer pricing allocation related to securitized loans.

•

Managed noninterest income includes Global Card Services’ noninterest income on a held basis less the reclassification of certain components of card income (e.g., excess servicing income) to record managed net interest income and provision for credit losses. Noninterest income, both on a held and managed basis, also includes the impact of adjustments to the interest-only strip that are recorded in card income as management continues to manage this impact within Global Card Services.

•	Provision for credit losses represents the provision for credit losses on held loans combined with realized credit losses associated with the securitized loan portfolio.

Global Card Services

	Six Months Ended June 30, 2009			Six Months Ended June 30, 2008
	Managed Basis (1)	Securitization Impact (2)	Held Basis	Managed Basis (1)	Securitization Impact (2)	Held Basis
Net interest income (3)	$10,308	$(4,749)	$5,559	$9,331	$(4,195)	$5,136
Noninterest income:
Card income	4,279	(348)	3,931	5,275	1,261	6,536
All other income	259	(67)	192	824	(125)	699

Total noninterest income	4,538	(415)	4,123	6,099	1,136	7,235

Total revenue, net of interest expense	14,846	(5,164)	9,682	15,430	(3,059)	12,371

Provision for credit losses	16,182	(5,164)	11,018	8,711	(3,059)	5,652
Noninterest expense	4,053	—	4,053	4,572	—	4,572

Income (loss) before income taxes	(5,389)	—	(5,389)	2,147	—	2,147
Income tax expense (benefit) (3)	(1,895)	—	(1,895)	746	—	746

Net income (loss)	$(3,494)	$—	$(3,494)	$1,401	$—	$1,401

Average - total loans and leases	$224,391	$(102,357)	$122,034	$236,738	$(106,306)	$130,432

All Other

	Six Months Ended June 30, 2009			Six Months Ended June 30, 2008
	Reported Basis (4)	Securitization Offset (2)	As Adjusted	Reported Basis (4)	Securitization Offset (2)	As Adjusted
Net interest income (3)	$(3,477)	$4,749	$1,272	$(3,771)	$4,195	$424
Noninterest income:
Card income (loss)	256	348	604	1,259	(1,261)	(2)
Equity investment income	7,305	—	7,305	977	—	977
Gains on sales of debt securities	2,143	—	2,143	351	—	351
All other income (loss)	(1,706)	67	(1,639)	(349)	125	(224)

Total noninterest income	7,998	415	8,413	2,238	(1,136)	1,102

Total revenue, net of interest expense	4,521	5,164	9,685	(1,533)	3,059	1,526

Provision for credit losses	(686)	5,164	4,478	(2,161)	3,059	898
Merger and restructuring charges	1,594	—	1,594	382	—	382
All other noninterest expense	932	—	932	253	—	253

Income (loss) before income taxes	2,681	—	2,681	(7)	—	(7)
Income tax expense (3)	(979)	—	(979)	6	—	6

Net income (loss)	$3,660	$—	$3,660	$(13)	$—	$(13)

Average - total loans and leases	$163,770	$102,357	$266,127	$125,695	$106,306	$232,001

(1)	Provision for credit losses represents provision for credit losses on held loans combined with realized credit losses associated with the securitized loan portfolio.
(2)	The securitization impact/offset on net interest income is on a funds transfer pricing methodology consistent with the way funding costs are allocated to the businesses.
(3)	FTE basis
(4)	Provision for credit losses represents provision for credit losses in All Other combined with the Global Card Services securitization offset.

Certain prior period amounts have been reclassified among the segments to conform to the current period presentation.

Information for periods beginning July 1, 2008 include the Countrywide acquisition. Information for the period beginning January 1, 2009 includes the

Merrill Lynch acquisition. Prior periods have not been restated.

This information is preliminary and based on company data available at the time of the presentation.